EXHIBIT 10.1

     This FIRST AMENDMENT TO TRUSTEE COMPENSATION AGREEMENT (the “First Amendment”) is entered into effective as of April 26, 2005, by and between Samuel Zell (“Mr. Zell”) and Equity Office Properties Trust (the “Trust”), a Maryland real estate investment trust.

Recitals

     Reference is hereby made to a certain Trustee Compensation Agreement by and between Mr. Zell and the Trust dated effective as of January 1, 2003 (the “Zell Compensation Agreement”).

     Under the terms of the Trust’s Third Amended and Restated Bylaws, the Trust’s Board of Trustees (“EOP’s Board”) annually designates a Chairman of the Board of Trustees.

     Mr. Zell currently serves as Chairman of EOP’s Board, and it is a purpose of Mr. Zell’s compensation arrangement with the Trust that he be incentivized to continue to serve in that capacity so long as the Board wishes to avail itself of his services.

     Under the current terms of the Zell Compensation Agreement, however, should Mr. Zell voluntarily resign from the Board or elect not to stand for re-election to the Board, ownership of all previously issued and outstanding Restricted Shares Grants and Share Options Grants (as each such term is defined in the Zell Compensation Agreement) made pursuant to the Zell Compensation Agreement shall vest in Mr. Zell without regard to whether or not the full specified vesting schedule(s) shall have lapsed.

     Although Mr. Zell has no present intentions of resigning from the Board, he recognizes that such arrangement may appear to diminish his financial incentives for continued service on EOP’s Board. In connection with his potential re-election as a Trustee of the Trust and Chairman of EOP’s Board in May, 2005, he wishes to provide assurances to EOP’s Board of his present intention of continuing to serve as a Trustee of the Trust, subject to his annual re-election by the shareholders of the Trust.

     The Trust is desirous of receiving such assurances.

     In connection with such re-designation, the Chairman wishes to enter into this First Amendment.

Statement of Amendment

     THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Mr. Zell and the Trust do hereby amend the Zell Compensation Agreement effective as of the date hereof as follows:

1.

     By agreeing that, notwithstanding any other provisions set forth in the Zell Compensation Agreement, the 1997 Share Option and Share Award Plan, as amended (the “1997 Plan”) or the 2003 Share Option and Share Incentive Plan, as amended (the “2003 Plan”), vested ownership of all Share Options Grants and Restricted Shares Grants (as each such term is defined in the Zell Compensation Agreement) either heretofore or hereafter issued to Mr. Zell pursuant to the Zell Compensation Agreement shall not accelerate in advance of the date(s) specified therefor in the vesting schedule approved for such grants by the Trust’s Board of Trustees or Compensation Committee (and any unvested interests shall instead be forfeited) in the event Mr. Zell either (x) voluntarily chooses not to stand for re-election as a Trustee of the Trust for any reason other than health or (y) voluntarily resigns from EOP’s Board for any reason other than health.

2.

     Notwithstanding the provisions of the 1997 Plan or the 2003 Plan, Mr. Zell hereby waives any rights thereunder to accelerated vesting of his Share Options Grants or Restricted Shares Grants made pursuant to the Zell Compensation Agreement solely as a result of his voluntary retirement (other than for health reasons) from or his voluntary determination not to stand for re-election (other than for reasons of health) to EOP’s Board at or after his age is 62.

3.

     Except as expressly set forth above, the terms and conditions of the Zell Compensation Agreement are hereby reconfirmed and agreed to continue in full force and effect.

     IN WITNESS WHEREOF, the undersigned have entered into this First Amendment effective as of the date and year first set forth above.

EQUITY OFFICE PROPERTIES TRUST

By:	/s/ Richard D. Kincaid		/s/ Samuel Zell

	Its:	President and Chief	Samuel Zell

Executive Officer